FOR IMMEDIATE RELEASE

March 19, 2013

Interline Brands Appoints Interim Chief Financial Officer

Jacksonville, Fla. - March 19, 2013 - Interline Brands, Inc. ("Interline" or the "Company"), a leading distributor and direct marketer of broad-line maintenance, repair and operations ("MRO") products to the facilities maintenance end-market, today announced that, effective March 19, 2013, David C. Serrano will serve as interim Chief Financial Officer ("CFO") until a permanent replacement is named.  In accordance with the previously announced CFO transition, John Ebner is resigning to pursue professional opportunities closer to his family.

Michael J. Grebe, Chairman and Chief Executive Officer of Interline, said: "We are sorry to see John Ebner leave Interline, and we will miss his contributions to the organization. However, we have a very deep and talented finance team, and are pleased to have a senior leader like Dave Serrano able to step into the CFO role on an interim basis as we continue to execute on our 2013 business plan and long-term growth initiatives."

Mr. Serrano, who joined Interline Brands in 1988, has served as Chief Accounting Officer and Corporate Controller of Interline Brands since May 2010 and previously as Vice President of Finance and Corporate Controller since 2005.  In addition, Mr. Serrano served as Corporate Controller and as a Divisional Controller of Interline from 2000 to 2005.

About Interline

Interline is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers primarily located throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the "Investor Relations" page of the Company's website at http://ir.interlinebrands.com/.

CONTACT: Lev Cela

PHONE: 904-421-1441